Exhibit 10.19

STATE OF LOUISIANA	STATE OF MASSACHUSETTS

PARISH OF EAST CARROLL	COUNTY OF PLYMOUTH
LEASE
     BE IT KNOWN, that on the dates, at the places, and before the Notaries Public, and witnesses hereinafter named and undersigned, personally came and appeared:
LAKE PROVIDENCE PORT COMMISSION, a political subdivision of the State of Louisiana, with permanent mailing address at 409 Port Road, Lake Providence, LA 71254, herein appearing by and through its President, James A. Thom, IV, duly authorized hereto by resolution of said Commission, a certified copy of which is attached hereto; hereinafter sometimes referred to as “LESSOR”,
and
BIONOL, LLC, a limited liability company organized in the State of Louisiana, with its principal place of business at 420 Port Road, Lake Providence, LA 71254 and mailing address of 99 Longwater Circle, Norwell, MA 02061, acting through its Manager, Stephen J. Gatto, who is duly authorized hereto as evidenced by the certificate attached hereto, hereinafter sometimes referred to as “LESSEE”, who declared that they have and do, by this act and these presents enter into the following Lease:
1. LEASE; TERM; RENEWAL; PURPOSE
     Lessor does, by these presents, hereby lease, rent and let unto said Lessee, who does, by these presents, hereby hire, lease and take, under the terms and conditions and subject to the provisions hereinafter stipulated and detailed, the property and improvements described on Exhibit A attached hereto (“Leased Premises”); however, in no event shall the Leased Premises include any improvements paid for with funds received by Lessor from the Louisiana Department of Transportation and Development.
     The primary term (“Primary Term”) of this Lease is for a period commencing on December 23, 2005, which is the effective date hereof and continuing 20 years from the date of completion of construction of the Facility (as defined below); provided that Lessor may terminate this Lease in its sole discretion on the first anniversary of the date hereof if Lessee has not closed construction financing for the Facility by such date.

     Provided that Lessor has not terminated this Lease in accordance with the previous paragraph and that Lessee shall not be in uncorrected default of this Lease at the end of the Primary Term of this Lease, Lessee shall have two (2) options to extend the Lease for two (2) additional terms of ten (1(1) years each (the “Initial Extended Terms”) and thereafter shall have an option to extend the Lease for a term equal to the remaining useful life of the Facility (the “Secondary Extended Term”).
     The purpose of this Lease, and the right of Lessee to use and occupy the Leased Premises, is for operation of an ethanol production facility (the “Facility”) and for such other related business purposes in which Lessee shall engage.
2. RENTAL PAYMENTS
     This Lease is made for and in consideration of the covenants herein contained and the obligation of Lessee to pay Lessor an annual rental of Five Hundred Dollars ($500.00) per year during the term of this Lease.
     All Lease payments provided for hereunder shall be subordinated to payments due to debt lenders during the term of this Lease. In addition, all rental payments pursuant to this section shall be due and payable annually in advance, with the first such payment required to be made ‘within five (5) business days after the execution of this Lease, and with each subsequent annual rental payment being required to be made on the anniversary of the date of this Lease.
3. INSURANCE
     Lessee shall carry the following insurance and name Lessor as an additional insured thereon: (i) commercial broad form insurance on the improvements on the property in an amount of not less than the replacement cost thereof; (ii) comprehensive general liability insurance with limits in the amount of no less than $1,000,000.00 for all injuries, death and property damage arising from any one occurrence on the Leased Premises, and (iii) excess limits comprehensive general liability insurance coverage to the extent of $2,000,000.00 for all injuries, death and property damage occurring on the Leased Premises.
     Lessee further agrees to and shall carry insurance covering Lessee’s liability as an employer under the Worker’s Compensation Law of the State of Louisiana, together with any and all insurance coverage necessary to fully protect Lessor from claims arising from the conduct of Lessee s operation upon the Leased Premises resulting from various maritime statutes and laws of the United States of America, including particularly, but not by way of limitation, the Longshoremen and Harbor Worker’s act, if applicable.
     Lessee shall promptly pay, when due, any and all insurance premiums, and should Lessee fail to pay promptly and punctually any said premiums, Lessor may pay same and recover repayment thereof at once from Lessee with interest at the prime rate as published in the Wall Street Journal or comparable financial publication from date of payment of such premium by Lessor. Nothing herein contained, however, shall be construed as making it obligatory on Lessor to, itself, insure said property.
     All insurance shall be carried with good, solvent and reputable companies. Lessee shall furnish to Lessor certificates evidencing such insurance coverage.
4. LIABILITY OF LESSEE AND LESSOR; INDEMNITY
     Both Lessee and Lessor hereby assume responsibility for and agree to protect, indemnify, keep safe and hold harmless the other party against all accidents, claims, loss, costs, expenses or damages arising out of any matter, thing, accident or other occurrence causing injury to any person or property, which results from the negligent acts or omissions of either Lessee or Lessor, its or their agents, and/or employees; provided however, neither Lessee nor Lessor shall be responsible for any loss or damage occasioned by Acts of God, and any act, omission or negligence of the other party.
     Lessor will not be responsible to Lessee or any third party for any damage to person or persons holding or occupying under or employed by Lessee, or due to any acts of commission or omission of Lessee.
     Lessor will not be responsible to Lessee or any third party for any damage to person or property, however occasioned, during this Lease arising from Lessee’s failure to repair or maintain the Leased Premises as herein provided. Lessee hereby agrees to save, indemnify and hold Lessor harmless from any and all such claims by or any liability to Lessee or third persons, arising from any act, omission and negligence of Lessee, its agents and/or employees in the occupancy, maintenance and/or operation of Leased Premises, including particularly, but not by way of limitation, any such liability which may result from the Lessee failing to maintain and keep the Leased Premises in repair as may be required by the Lease.
     Lessor and Lessee agree to comply with all laws of the United States and the State of Louisiana and all local laws in regards to the ownership, operation, maintenance and use of the

Leased Premises, and each shall be responsible for its own failure to comply with such law. Each will continue to comply with the obligations placed on each of them by subsequent laws or any EPA guidelines relative to the Leased Premises. Lessor and Lessee shall neither be responsible for any clean-up for spills and the like to meet government requirements unless same was attributable to the fault or responsibility of same.
     Lessor has provided Lessee with a “Phase I” environmental audit. If such environmental audit reveals any condition by which, in Lessee’s reasonable judgment, indicates the presence of Hazardous Materials or a violation of Environmental Laws on or about the Leased Premises or if its findings are in any way unacceptable to Lessee in its reasonable discretion, Lessee may obtain a “Phase II” environmental audit at its expense, which shall be in all respects satisfactory to Lessee. If Lessee is dissatisfied with the “Phase II” environmental audit, Lessee may, at its sole discretion, terminate its obligation under this Lease and the terms and provisions of this Lease (and the rights and obligations of the parties hereto with respect to this Lease) shall thereupon be null and void and of no further force or effect.
     Lessee does hereby assume responsibility for the condition of the Leased Premises to the full extent permitted by La. R. S. 9:3221.
5. LESSOR’S WARRANTY
     It is understood that title to the Leased Premises is vested in the State of Louisiana, but Lessor warrants that it has the legal power and authority and is authorized to lease the Leased Premises to Lessee under all terms and conditions herein contained.
     Provided Lessee fulfills all terms, conditions and all covenants of this Lease to be performed by Lessee, and provided that Lessee is not in default of same, then Lessor guarantees Lessee quiet and peaceful enjoyment and possession of the Leased Premises during the Primary Term of this Lease and any extensions thereof.
     To the best of Lessor’s knowledge, after diligent inquiry, the Leased Premises has never been used for any activities which, directly or indirectly, involved the use, generation, treatment, storage, transportation or disposal of any Hazardous Materials, except storage and sale of items in the ordinary course of Lessor’s businesses. To the best of Lessor’s knowledge, after diligent inquiry, no Hazardous Materials exist now, and no Hazardous Materials will hereafter exist, on or under the Leased Premises, or adjacent parcels of real estate or in any surface waters or groundwaters on or under the Leased Premises or adjacent parcels of real estate. To the best of

Lessor’s knowledge, after diligent inquiry, the Leased Premises and its existing and prior uses have at all times complied with, in all material respects, and will comply with all applicable Environmental Laws, and Lessor has not violated and will not violate any Environmental Laws.
6. MAINTENANCE AND REPAIR
     Lessor obligates itself to deliver the Leased Premises and the property set forth in “Exhibit A” to Lessee, at the institution of this Lease, in a thoroughly sanitary and first class tenantable condition; nevertheless, Lessee, by accepting delivery of Leased Premises and the property set forth in ‘Exhibit A”, warrants that Lessee has made a careful and thorough visual inspection of same and has found no circumstance or condition violative of Lessor’s said obligation. Lessee agrees to make no demand, whatever, upon Lessor for any action, maintenance or repair arising out of the condition of the Leased Premises and the property set forth in “Exhibit A” at the institution of this Lease which were or should have been discovered during Lessee’s inspection aforesaid.
     Lessee agrees to repair and maintain the Leased Premises and the property set forth in “Exhibit A” at its own expense, during the term of this Lease, in substantially the same condition and like good order, ordinary wear and tear excepted, as the Leased Premises are in at the inception hereof and to return said Leased Premises, in such condition at the termination of this Lease, ordinary wear and tear excepted.
7. LESSOR’S RIGHT OF ENTRY
     Lessor shall have the right at all times to enter the Leased Premises for the purpose of making inspections or making repairs or improvements (Lessor shall consult with Lessee as to any proposed repairs or improvements and obtain the consent of the Lessee in writing prior to undertaking any such actions) on the Leased Premises, so long as such activities do not inordinately interfere with, hinder or harm the operations of Lessee.
8. LESSEE’S COMPLIANCE WITH LAWS
     Lessee agrees to comply, at its own cost and expense, with all laws now existing or hereafter enacted, including, but not limited to, all sanitary laws and ordinances, all rules and requirements of the State Board of Health and all other Federal. State (including the Lake Providence Port Commission), Parish and Municipal requirements affecting the use, operation and cleanliness of the Leased Premises, all environmental laws, rules, and regulations promulgated by any local, Parish, State or Federal legislative, administrative or regulatory body and shall comply with all rules and regulations of any local board of any authorized organizations of fire underwriters and of any State authorities relating to the safeguarding against fires and shall in every other regard, use and occupy the Leased Premises in accordance with all applicable rules and regulations of any Federal, State, Parish or Municipal governmental authorities to include, particularly, but not by way of limitation, all laws of the United States of America and the State of Louisiana, (Social Security, unemployment insurance, excise taxes, etc.) relating to the operation of business enterprises.
     No rules promulgated by Lessor shall interfere with the rights and obligations of the parties hereunder, nor shall such rules be unreasonable or unduly restrictive to Lessee.
9. UTILITIES
     Lessor agrees that it will, during the Primary Term and all renewals or extensions of this Lease, make and keep available, or cause to be made and kept available, up to the Port Road at the Leased Premises, gas, water, electricity, and waste water discharge facilities and sewers in sufficient supply and capability to meet the needs of Lessee, and which comply with the requirements of Louisiana State Fire Rating and Prevention Bureau, the laws of the State of Louisiana, etc.
     Lessee agrees to pay all charges for water, waste water, gas, electricity, light, heat or power, telephone or other services used, rendered or supplied to or for Lessee upon or in connection with any of the Leased Premises when due.
10. ALTERATIONS AND ADDITIONS
     Lessee shall have the right to add on or to install in or on the Leased Premises, at Lessee’s expense, any equipment, machinery, fixtures, appurtenances, appliances, coverings or other objects that Lessee may desire, and such additions and/or installations shall be the property of Lessee. Lessee shall have the right, but is under no obligation to remove, at Lessee’s option and expense, at any time prior to or upon the termination of this Lease, all such equipment, machinery, fixtures, appurtenances, appliances, coverings or other improvements placed in or on the Leased Premises by Lessee: PROVIDED: that such installation and alterations made: (1) do not diminish the value of the Leased Premises; (2) do not materially impede, interfere with, or detract from the harmonious operation of the Port area AND FURTHER PROVIDED: that upon any removal, Lessee shall restore the Leased Premises to substantially the same condition as exists at the time of execution of this Lease, ordinary wear and tear excepted.
     Lessee may, at its own expense, make any and all minor alterations to any of the existing Leased Premises that it may deem necessary or advisable, but any major structural change in the existing Leased Premises, shall first have the approval of Lessor in writing, which will not be unreasonably withheld or delayed.
     Lessee may, at its own expense, build any addition to any Leased Premises, or an,, separate building, for the purpose of expanding its operation or business provided that such buildings do not diminish the value of the Leased Premises. In the event that such additions or new buildings are erected, Lessee may, at any time, and at its option, remove such additions or buildings from the Leased Premises, provided that any damage to such Leased Premises resulting from such removal shall be repaired by Lessee at its own expense and the Leased Premises restored to substantially the same condition as exists at the time of execution of this Lease, ordinary wear and tear excepted. Other than properties paid for by grant money, ownership and title to such additions and improvements to the Leased Premises shall vest with Lessee and the Lessee’s lenders shall be entitled to a first and senior lien thereon.
     Anything expressed to the contrary herein below notwithstanding, under no provision of this Lease is the Lessee authorized to do any act which shall in any way encumber the title of the Lessor in and to said Leased Premises or structural improvements placed by Lessor thereon, and the interest of Lessor therein shall be in no way subject to any claim against Lessee by way of lien or encumbrance, whether claimed by operation of law or by virtue of any expressed or implied contract with Lessee, and any claim to a lien upon said Leased Premises or improvements thereon by Lessor arising from any act or omission of Lessee, shall accrue only against the Lessee’s right or interest, whatever they may be and shall in all respects be subject to the paramount title and rights of Lessor in and to the said Leased Premises.
     Lessee’s rights of removal of any building or improvement, as set forth herein, shall be exercised by Lessee within thirty (30) days from and after the termination of this Lease. Should Lessee fail to remove any such improvement and restore the Leased Premises within thirty (30) days after the termination of this Lease. Lessor may, at its sole and exclusive option, either (1) cause such improvement, addition or building to be removed from Lessor’s property at the expense of Lessee, or (2) retain any such improvement, addition or building and unencumbered fee simple title to same shall immediately vest in Lessor.
11. DEFAULTS; ACCELERATION; LIQUIDATED DAMAGES
     Neither Lessor nor Lessee shall be considered in default as to any obligation or condition of this Lease, and the Lease shall not be considered as violated in any way unless the status claimed to be a default or violation shall continue for thirty (30) days after written notice thereof is posted by certified mail to Lessor or Lessee, as the case may be, at the addresses stipulated herein below. Monetary defaults must be cured by paying all amounts properly due, including any penalties and interest, within the thirty (30) days after the notice is given. Non-monetary defaults may be cured by the good faith commencement of activity needed to cure within the thirty (30) day period and diligently continuing such activities until cure is completed.
     Should Lessee be in uncorrected default after the time stipulated in Lessor’s written notice of default, as immediately hereinabove provided, the rentals for the current year plus one year shall, without putting Lessor in further default, at once become due and eligible, and in such event, Lessor shall have the option either at once to demand such rentals or to immediately cancel this Lease; in the event of the exercise of either option by Lessor, Lessee expressly waives being further placed in default under the laws of the State of Louisiana. It is expressly understood by Lessor that any lender to Lessee shall receive notice of any defaults, have the right to cure such defaults, and/or to otherwise assume Lessee’s rights and obligations under this Lease including, without limitation: (i) the right to comply with the Lease, (ii) operate or contract with third parties to operate the Facility, (iii) to accept assignment this Lease in conjunction with the sale of the Facility to a third party, or (iv) to dismantle and sell any improvements to the Leased Premises.
     Each condition, provision or obligation hereof is essential to this Lease and any breach of such condition, provision or obligation shall be considered a default with the parties having the rights in such events as otherwise provided herein.
     The failure by Lessor to strictly and promptly enforce any condition or obligation herein stipulated shall not operate as a waiver of Lessor’s rights, Lessor expressly reserving the right to always enforce prompt payment of rent or to cancel this Lease regardless of any indulgences or extensions previously granted. Failure to comply with any condition or obligation of this Lease will make Lessee liable for any loss or damage sustained by Lessor.

     At the expiration of this Lease or its termination for other causes, Lessee is obligated to surrender possession within thirty (30) days of such expiration or termination, and should Lessee fail to do so, Lessee consents to pay as liquidated damages two times the per diem rent for each day that Lessee fails to surrender possession, with attorney’s fees, costs, etc.
     Should Lessor allow Lessee to remain in the Leased Premises after the expiration of this Lease, this shall not be construed as a re-conduction of this Lease.
12. ASSIGNABILITY OF LEASE; SUB-LEASE
     Lessee shall have the unfettered right to assign or mortgage this Lease or Lessee’s rights herein to (i) affiliates, subsidiaries or parents, (ii) Lessee’s lenders in connection with any financing requiring the mortgage, pledge, encumbering, or assignment of the Lease, (iii) a third party with credit worthiness at least equivalent to that of Lessee in conjunction with a sale of the Facility, or (iv) a third party with credit worthiness at least equivalent to that of Lessee in conjunction with a change in control of Lessee or its affiliates, subsidiaries or parents. Otherwise, Lessee shall not have the right to, and agrees that it will not sublet the Leased Premises and/or sell, transfer or assign this Lease, in whole or in part, or the rights herein granted or any part thereof; or give or grant to anyone the use, possession or occupancy of any portion of the Leased Premises for any purpose without the written consent of Lessor, which consent shall not be unreasonably withheld, and any attempt on the part of Lessee, whether completed or not, to violate the agreement contained in this Part, shall give the Lessor the right and option to instantly cancel this Lease without putting Lessee in default.
13. DISPOSAL OF WASTE; UPKEEP OF LEASED FACILITY
     It is understood that Lessee’s proposed business, or any other operation or enterprise of Lessee, shall be conducted so as to keep and maintain the Leased Premises in such a manner so as to be conducive with the general harmonious operations of the port area, and, specifically, to so upkeep the Leased Premises as to prevent the accumulation of any unsightly debris or waste products, and to prevent the occurrence of any noxious odors.
14. ATTORNEY’S FEES
     Lessee agrees to pay all costs of collection, including reasonable attorney’s fees, if all or any part of the rent stipulated herein is collected after maturity with the aid of an attorney. In the event of litigation to enforce the terms and conditions of this Lease, the losing party shall pay the other party’s attorney’s fees, which shall be reasonable.
15. EXCLUSIONS
     Should Lessee be prevented from operating the Leased Premises from causes due directly or indirectly from hostile or warlike action at a time of peace and war, including any action in hindering, combating or defending actual, impending or expected attack, any riot or civil commotion, governmental condemnation or prohibition not related to the fault of Lessee, nuclear holocaust, tornado, flood or other force majeure or act of God, or should same cause Lessee to be in default of Lessee’s obligations hereunder, then and in that event, Lessee’s obligations under this Lease shall be suspended during the period that such occurrences prevent Lessee’s operation and/or cause Lessee to be in default of its obligations hereunder.
     Should Lessee be prevented from operating the Leased Premises from causes due directly or indirectly from strikes or labor disputes not involving Lessee’s employees, or should such occurrences cause Lessee to be in default of Lessee’s obligation hereunder, then and in that event. Lessor shall not be entitled to Lessor’s remedy in the event of default of Lessee as provided in Part 11 hereinabove, and to this extent, Lessee’s obligations under this Lease shall be considered as suspended during the period that such causes prevent Lessee’s operation of Leased Premises and/or causes Lessee to be in default of its obligations hereunder.
     It is understood that Lessee’s obligations herein provided shall again accrue in favor of Lessor immediately upon the cessation of any such causes. Any such suspension shall not extend the Primary Term or any extension of this Lease.
16. RIGHTS OF OTHERS UNDER LAW
     Other than as set forth in Article 12, nothing expressed or implied herein is intended, nor shall be construed, in any way or for any reason, whatsoever, to confer upon or to give to any person, firm or corporation, other than the parties signatory hereto, any rights or remedies by reason of or arising out of this Lease.
17. AGREEMENT TO BE BOUND BY CONTRACT
     This Lease shall be binding not only upon the parties hereto, but also upon their successors or assigns, and the parties hereto agree, for them and their successors or assigns, to execute any instruments and to perform any acts which may be necessary or proper to carry out the purposes of this Lease.
18. PARAGRAPH HEADINGS
     All headings set forth in this Lease are intended for convenience only, and shall not control or affect the meaning, construction or effect of this Lease or any of the provisions hereof.
19. STATE LAW GOVERNING
     This Lease shall be governed, interpreted and enforced by, under and in accordance with the laws of the State of Louisiana.
     Except as herein expressly stipulated and provided for, Lessor and Lessee do each reserve and stipulate unto themselves any and all rights and entitlements and commensurate obligations provided for and accorded to each of them under the laws of the State of Louisiana.
20. NOTICES
     Any notices set forth or required herein may be delivered by certified mail, return receipt requested, to Lessor or Lessee, as the case may be, addressed as follows:

LESSOR:	Lake Providence Port Commission
409 Port Road
Lake Providence, Louisiana 71254-9801

LESSEE:	BIONOL, LLC
99 Longwater Circle
Norwell, MA 02061
21. ACCEPTANCE
     The parties hereto hereby accept this Lease in all its parts and clauses, and agree that this writing covers the entire agreement existing between the parties hereto and that no contemporaneous or subsequent agreement entered into with reference to this Lease and operating agreement, by the parties hereto, shall be binding upon any party hereto unless reduced to writing and signed by Lessor and Lessee.

THUS DONE AND SIGNED at Lake Providence, East Carroll Parish, Louisiana, on the 23rd day of December, 2005, in the presence of me, Notary, and the two competent and attesting witnesses, signing the same officially and affixing hereunto my seal of office, after a due reading of the whole.

WITNESSES:	LESSOR:

/s/ Wyly Gilfoil	LAKE PROVIDENCE PORT COMMISSION
Printed Name: Wyly Gilfoil

/s/ Francis Lensing	BY:	/s/ James A. Thom, IV
Printed Name: Francis Lensing		JAMES A. THOM, IV,
President

/s/ Alane E. Frith
NOTARY PUBLIC
Printed Name: Alane E. Frith
Notary/Bar Roll No.: 052744
THUS DONE AND SIGNED at 99 Longwater Circle, Norwell, Plymouth County, Massachusetts, on the 27th day of December, 2005, in the presence of me, Notary, and the two competent and attesting witnesses, signing the same officially and affixing hereunto my seal of office, after a due reading of the whole.

WITNESSES:	LESSEE::

/s/ Stacy Dunn	BIONOL, LLC
Printed Name: Stacy Dunn

/s/ Ronald Davis	BY:	/s/ Stephen J. Gatto
Printed Name: Ronald Davis		STEPHEN J. GATTO,
Manager

/s/ Stacy Cox
NOTARY PUBLIC
Printed Name: Stacy Cox
Commission Expires January 26, 2012

CERTIFIED COPY OF RESOLUTION OF THE BOARD OF COMMISSIONERS
OF
LAKE PROVIDENCE PORT COMMISSION
          Upon motion duly made, seconded and unanimously adopted, it was:
          RESOLVED that James A. Thom, IV, President of this commission be and he is hereby empowered, authorized and directed on behalf of and in the name of this commission to enter into a Lease with Bionol, LLC for the terms set forth in Articles I and 2 of said Lease. The Leased Premises are described on Exhibit A attached hereto.
          BE IT FURTHER RESOLVED that James A. Thom, IV, President be and he is hereby expressly empowered to execute the Lease, and do all things and execute any and all other documents as may be necessary to fully carry out the above and foregoing.
CERTIFICATE
          The undersigned Secretary hereby certifies that the above and foregoing is a true, correct and exact copy of a resolution adopted by the Board of Commissioners of Lake Providence Port Commission at a meeting held on December 21, 2005, after due notice, and at which a quorum was present and voting, and that said resolution has not been altered, amended or rescinded since its adoption.
          Lake Providence, Louisiana, this 23rd day of December, 2005.

/s/ Francis Lensing
SECRETARY

EXHIBIT A
BRYANT HAMMETT AND ASSOCIATES, L.L.C.
Engineering, and Land Surveys
Ferriday, Louisiana 71334

EAST CARROLL PARISH, LOUISIANA	GWC	12/21/2005
PROPERTY DESCRIPTION FILE 5162	WM	12/21/2005
Repaired for: Port of Lake Providence
A 38.0 acre tract being on area of existing hydraulic fill and portions of levees which retained the hydraulic fill situated in Sections 3&4, T20N-R13E, East Carroll Parish, Louisiana and being more particularly described as follows;
Commence at the northwest corner of Section 63, T20N-R13E; thence S48°53’01“E 5029.20 feet to the POINT OF BENNING of herein described tract: thence along the outside (southerly) edge of a previously constructed hydraulic till area N56°56’50“E 982.38 feet; thence along the outside edge of the crown of a recently constructed hydraulic fill retainer levee the following bearings and distances;

S38°23’10“E	790.0 feet
S50°18’10“E	690.0 feet
S41°46’17“W	895.2 feet
N69°32’35“W	355.0 feet
N56°32’35“W	415.0 feet
N41°52’50“W	400.0 feet
N29°13’10“W	620.0 feet
To the POINT OF BENNING.
and containing 38.0 acres more or less
Said property being subject to all right-of-ways, servitudes, and easements recorded in the records of East Canal Parish, Louisiana; all unrecorded legal servitudes including those established through use and/or maintenance.

EXTRACT OF LEASE

LESSOR:	LAKE PROVIDENCE PORT COMMISSION

LESSEE:	BIONOL, LLC

DATE:	December 23, 2005
LEASE: That certain Lease by and between Lessor and Lessee dated December 23, 2005 (as the same may be extended, renewed, modified, amended or restated from time to time, the “Lease”).

DESCRIPTION OF PROPERTY:	See Exhibit A attached hereto.
TERM: The primary term (“Primary Term”) of the Lease is for a period commencing on December 23, 2005 and continuing 20 years from the date of completion of construction of the Facility (as defined in the Lease).
RENEWAL TERMS: Lessee shall have two (2) options to extend the Lease for two (2) additional terms of ten (10) years each (“Initial Extended Terms”) and thereafter for a term equal to the remaining useful life of the Facility (“Secondary Extended Term”).
          The undersigned do hereby agree that the foregoing is an Extract of a Lease entered into by them and executed on the 23rd day of December, 2005.

LAKE PROVIDENCE PORT COMMISSION
BY:	/s/ James A. Thom, IV
JAMES A. THOM, IV, President

BIONOL, LLC
BY:	/s/ Stephen J. Gatto
STEPHEN J. GATTO, Manager

Addendum to Lease
     BE IT KNOWN, that on the dates, at the places, and before the Notaries Public, and witnesses hereinafter named and undersigned, personally came and appeared:
LAKE PROVIDENCE PORT COMMISSION, a political subdivision of the State of Louisiana, with permanent mailing address at 409 Port Road, Lake Providence, LA 71254, herein appearing by and through its President, James A. Thom, IV; hereinafter sometimes referred to as “LESSOR”,
and
BIONOL LAKE PROVIDENCE, LLC, a limited liability company organized in the State of Louisiana, with its principal place of business at 420 Port Road, Lake Providence, LA 71254 and mailing address of 99 Longwater Circle, Norwell, MA 02061, acting through its Manager, Stephen J. Gatto, hereinafter sometimes referred to as “LESSEE”,
1. Lessor has an existing loan dated December 15, 2005 with a fixed interest rate of 6.75% in the original principal amount of One Million Dollars ($1,00,000.00), and the existing principal balance is approximately Eight Hundred Fifty-Six Thousand Dollars ($856,000.00) (“Existing Loan”). The Existing Loan was used to construct improvements on the Leased Premises for the benefit of Lessee
2. Lessor and Lessee entered into that certain Lease dated February 26, 2008 (“Lease”). Lessor and Lessee hereby agree that as further consideration of entering into the Lease, as so long as the Lease does not terminate pursuant to Section 2 of the Lease, Lessee shall pay Lessor an amount equal to the interest on the debt service for the Existing Loan, on the following basis:
     i) Within five (5) days of execution of the Lease, Lessee shall pay to Lessor the full amount of interest previously paid by Lessor on the Existing Loan.
     ii) Lessee shall pay ninety (90) days in advance all interest due on the debt service for the Existing Loan through the Commencement Date.
3. All terms not defined herein shall have the meanings as set forth in the Lease.
Signature Pages to Follow

THUS DONE AND SIGNED at Lake Providence, East Carroll Parish, Louisiana, on the 11th day of March, 2008, in the presence of me, Notary, and the two competent and attesting witnesses, signing the same officially and affixing hereunto my seal of office, after a due reading of the whole.

WITNESSES:	LESSEE::

/s/ Selinda Jarnevic	LAKE PROVIDENCE PORT COMMISSION
Printed Name: Selinda Jarnevic

/s/ Elizabeth Cunningham	BY:	/s/ James A. Thom, IV
Printed Name: Elizabeth Cunningham		JAMES A. THOM, IV,
President

/s/ Debra P. Fortenberry NOTARY PUBLIC
Printed Name: Debra P. Fortenberry
Notary/Bar Roll No.: 10782

THUS DONE AND SIGNED at Norwell, Plymouth, County, Massachusetts, on the 11th day of March 2008, in the presence of me, Notary, and the two competent and attesting witnesses, signing the same officially and affixing hereunto my seal of office, after a due reading of the whole.

WITNESSES:	LESSEE::

BIONOL LAKE PROVIDENCE, LLC

Printed Name:

	BY:	/s/ Stephen J. Gatto

Printed Name:		STEPHEN J. GATTO,
Manager

/s/ Stacy Cox

NOTARY PUBLIC
Printed Name: Stacy Cox
Commission Expires January 26, 2012